Exhibit 99.1

Viking Therapeutics Reports First Quarter 2026 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

-- Phase 3 VANQUISH Trials for Subcutaneous VK2735 in Obesity Advance; VANQUISH-1 and VANQUISH-2 Trials Fully Enrolled --

-- Initiation of Phase 3 Oral VK2735 Trial for Obesity Expected 4Q26 --

-- VK2735 Maintenance Dosing Study Ongoing; Data Expected 3Q26 --

-- IND Filed for Novel Amylin Agonist VK3019; Phase 1 Trial Initiation Expected 2Q26 --

-- Strong Quarter-End Cash Position of $603 Million --

SAN DIEGO, April 29, 2026 -- Viking Therapeutics, Inc. (Viking) (Nasdaq: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the first quarter ended March 31, 2026, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the First Quarter Ended March 31, 2026, and Other Recent Events:

“We are excited to report that the advances and strong momentum Viking created in 2025 have carried forward through the first quarter of 2026,” stated Brian Lian, Ph.D., chief executive officer of Viking. "Looking ahead, we continue to execute the Phase 3 clinical development program for our lead obesity program VK2735. Our VANQUISH Phase 3 studies of the subcutaneous formulation are fully enrolled, and our planned Phase 3 studies with the oral tablet formulation are expected to begin later this year, marking a rapid pace of development for this important program. Our goal with these studies is to introduce the industry’s first oral and subcutaneous dual GLP-1 and GIP co-agonist molecule for the treatment of obesity. Based on the results to date, we believe our product will have exceptional efficacy, safety and tolerability. Concurrent with our Phase 3 activities, our novel maintenance dosing trial continues, and we expect to generate data from this study in the third quarter. With our earlier-stage pipeline, our amylin agonist continues to advance, and we expect to initiate a Phase 1 trial for the lead molecule VK3019 later this quarter. Operationally, as VK2735 continues to advance, our organization continues to evolve, as well. Our team has been executing a fiscally responsible and timely strategic expansion plan that ensures that Viking has the partnerships, vendors and in-house expertise required to succeed across key areas including clinical, regulatory, manufacturing and commercialization. We look forward to continued progress in the coming quarters.”

Pipeline and Recent Corporate Highlights

Phase 3 Program for Subcutaneous VK2735 Advances; VANQUISH-1 and VANQUISH-2 Obesity Trials Fully Enrolled. VK2735 is a wholly owned long-acting dual agonist of the glucagon like peptide-1, or GLP-1 receptor, and the glucose dependent insulinotropic polypeptide, or GIP receptor, for the potential treatment of obesity and other metabolic disorders.

Top-line data from the company’s prior Phase 2 VENTURE study of VK2735 in adults with obesity were positive with patients achieving statistically significant reductions in mean body weight from baseline, ranging up to 14.7% after 13 weekly doses. The VENTURE study also showed VK2735 to be safe and well tolerated through 13 weeks of dosing, with the majority of treatment emergent adverse events characterized as mild or moderate. Adverse events generally occurred early in the course of treatment, resolved quickly, and were primarily related to the expected gastrointestinal (GI) effects resulting from activation of the GLP-1 receptor.

In June 2025, following an end-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA), the company initiated the VANQUISH Phase 3 registration program. The VANQUISH program consists of two trials evaluating VK2735: one in adults with obesity (VANQUISH-1), and one in adults with obesity and type 2 diabetes (VANQUISH-2). Each study is a randomized, double-blind, placebo-controlled, multicenter trial designed to assess the efficacy and safety of VK2735 administered by subcutaneous injection once weekly for 78 weeks. Participants in these trials will be randomized to weekly VK2735 treatment arms of 7.5 mg, 12.5 mg, 17.5 mg, or placebo.

The primary endpoint of the VANQUISH trials is the percent change in body weight from baseline after 78 weeks of treatment for participants receiving VK2735 as compared to placebo. Secondary and exploratory endpoints will evaluate a range of additional safety and efficacy measures, including the percentage of patients who achieve ≥5%, ≥10%, ≥15% and ≥20% body weight reduction. Each study will also include a one-year extension allowing participants the opportunity to continue receiving treatment following completion of the primary dosing period, including patients receiving placebo during the initial portion of the trial.

In November 2025 the company announced completion of enrollment in the VANQUISH-1 study. The trial enrolled more than 4,500 patients, exceeding the original enrollment target, ahead of schedule. During the first quarter of 2026, the company announced completion of enrollment in the VANQUISH-2 study. This study enrolled approximately 1,000 patients. The company believes the rapid pace of enrollment observed in the VANQUISH program demonstrates the significant enthusiasm among investigators, clinicians and patients for new obesity treatment options, and specifically for the VK2735 program. Both studies are proceeding on track.

Initiation of Phase 3 Oral VK2735 Trial for Obesity Expected 4Q26. In addition to the development of a subcutaneous formulation, Viking is also advancing an oral tablet formulation of VK2735. If successful, oral VK2735 would represent the first oral dual agonist to reach the market. The company believes the availability of both an oral and an injectable formulation is a key differentiating feature of VK2735 as compared to competitive agents, as no other dual or triple agonist is currently available in both formulations. The availability of both a tablet and a subcutaneous formulation may represent an attractive option for those who prefer to initiate treatment with an oral therapy, or for those seeking to maintain the weight loss they have already achieved with an injectable therapy. Using the same active ingredient across formulations may also reduce the risk of unexpected side effects compared with switching between therapies that do not share the same active agent.

The company's prior Phase 1 and Phase 2 studies evaluating the oral tablet formulation of VK2735 successfully achieved their objectives. Viking's Phase 1 study demonstrated dose-dependent reductions in mean body weight from baseline, ranging up to 8.2% after 28 days of daily dosing. The initial weight loss observed in the Phase 1 study also showed encouraging durability, with up to 8.3% reduction in body weight from baseline observed at follow-up visits through Day 57, four weeks after the last dose was administered. The study also demonstrated encouraging safety and tolerability through 28 days of once-daily dosing, at doses up to and including 100 mg, with the majority of observed treatment emergent adverse events (TEAEs) reported as mild or moderate, and most reported as mild.

In the third quarter of 2025, the company announced positive top-line results from the 13 week Phase 2 VENTURE-Oral Dosing study, with statistically significant reductions in body weight observed, along with promising safety and tolerability. Participants receiving once daily doses of the oral tablet formulation of VK2735 demonstrated reductions in mean body weight after 13 weeks, ranging up to 12.2% from baseline. Weight loss was progressive at all doses through the course of the study. Statistically significant differences compared to both baseline and placebo were observed for all doses >15 mg starting at Week 1 and continuing throughout the 13-week treatment period. All doses of VK2735 >15 mg also demonstrated statistically significant differences relative to placebo on the key secondary endpoint assessing the proportion of subjects demonstrating at least 5% and 10% weight loss. Up to 97% of subjects in the VK2735 treatment groups achieved ≥5% weight loss, compared with 10% for placebo, and up to 80% of subjects in VK2735 treatment groups achieved ≥10% weight loss, compared with 5% for placebo.

The VENTURE-Oral Dosing study also included an exploratory dosing cohort designed to assess weight loss maintenance. In this cohort, participants were rapidly titrated to 90 mg daily doses. After four weeks of daily dosing at 90 mg, participants were down-titrated to 30 mg daily doses and maintained at 30 mg daily for seven weeks. Weight loss in this cohort was shown to be rapid and progressive through the 90 mg treatment period and was further extended following the transition to 30 mg daily doses. The observed results suggest that effective weight maintenance may be possible at doses <30 mg daily.

The tablet formulation of VK2735 also demonstrated encouraging safety and tolerability through 13 weeks of once-daily dosing. Among subjects receiving VK2735, 98% of reported drug-related TEAEs were categorized as mild or moderate in severity. The majority (99%) of GI-related TEAEs were also reported as mild or moderate. Consistent with the results of the subcutaneous Phase 2 trial, GI-related adverse events were generally observed early in treatment, with decreasing frequency upon repeat dosing.

In December 2025, Viking completed an end-of-Phase 2 meeting with the FDA to discuss potential next steps for oral VK2735. Based on feedback from the agency, the company plans to advance oral VK2735 into Phase 3 development for obesity, expected to begin in 4Q26.

VK2735 Maintenance Dosing Study Advances; Data Expected 3Q26. Based on VK2735's promising efficacy and differentiated pharmacokinetic (PK) profile, the company is evaluating a range of novel dosing regimens for both the induction and the long-term maintenance of weight loss. Providing flexible dosing options for long-term therapy may improve treatment persistence following achievement of individual weight loss goals. In addition, providing patients with the option to remain on the same therapeutic compound, in either a tablet or an injectable form, throughout their treatment journey may reduce the potential for undesired side effects compared with options that involve switching between different therapeutic agents. The company believes this may lead to improved adherence to therapy and increase the probability of realizing the long-term benefits of weight loss such as reduced cardiovascular risks, improved physical function and enhanced quality of life.

In October 2025, Viking initiated a Phase 1 study designed to explore the feasibility of various VK2735 maintenance dosing regimens. This trial is a randomized, double-blind, placebo-controlled trial in approximately 180 adults with obesity (BMI ≥30 kg/m2). All participants will receive initial weekly subcutaneous doses of VK2735 or placebo for an induction period, after which participants are transitioned to a range of VK2735 maintenance dosing regimens including weekly, every other week, and monthly dosing, or placebo. The objectives of the study are to evaluate the safety, tolerability, and PK profile of VK2735 under these various dosing regimens. Exploratory endpoints will assess change in body weight from baseline, as well as change in body weight before and after transitioning to maintenance dosing.

In January 2026, Viking announced completion of enrollment in the maintenance dosing study. The company expects to report the results of the study in 3Q26.

Phase 2 VENTURE Data Highlighted in Presentations at ObesityWeek 2025 and Published in Peer-Reviewed Journal, Obesity. The effects of weekly VK2735 on certain cardiometabolic parameters that were observed in the VENTURE study were highlighted in a poster presentation at the 2025 ObesityWeek conference last November. The results demonstrated that patients receiving VK2735 experienced improvements in metabolic syndrome and prediabetic status compared with patients receiving placebo. In addition, in January 2026 the full results of the VENTURE study were the subject of a publication titled, "Weekly Subcutaneous VK2735, a GIP/GLP-1 Receptor Dual Agonist, for Weight Management: Phase 2, Randomized, 13-Week VENTURE Study," published in Obesity, the peer-reviewed journal of The Obesity Society. This publication can be accessed online at: https://onlinelibrary.wiley.com/doi/10.1002/oby.70106. The ObesityWeek presentation and Obesity publication highlight VK2735's promising efficacy, tolerability, and broader impact on improved cardiometabolic status after a relatively short 13-week treatment window.

IND Filed for Novel Amylin Agonist VK3019; Phase 1 Trial Initiation Planned for 2Q26. The amylin and calcitonin receptors play an important role in regulating food intake and metabolic control, making them potential therapeutic targets for obesity. Viking believes that dual activation of the amylin and calcitonin receptors could represent an attractive treatment option for patients who are not candidates for GLP-1 therapeutics due to tolerability or other reasons. The company has developed a series of potent agonists of the amylin and calcitonin receptors, which could play an important role as both single agents or in combination with GLP-1 or dual GLP-1/GIP agonists.

During the first quarter, the company filed an Investigational New Drug (IND) application for its lead amylin agonist VK3019. The company plans to initiate a Phase 1 trial evaluating VK3019 in 2Q26.

Upcoming Investor Events

Viking management will participate in the following upcoming investor events:

B. Riley 26th Annual Investor Conference
Marina del Rey, CA
May 20 - 21, 2026

William Blair 46th Annual Growth Stock Conference
Chicago, IL
June 2 - 4, 2026

Jefferies Global Healthcare Conference
New York, NY
June 3 - 4, 2026

First Quarter 2026 Financial Highlights

First Quarter ended March 31, 2026 and 2025

Research and development expenses were $150.2 million for the three months ended March 31, 2026, compared to $41.4 million for the same period in 2025. The increase was primarily due to expenses related to clinical studies, manufacturing for our drug candidates, consultants, salaries and benefits and pre-clinical studies, partially offset by a decrease in expenses related to stock-based compensation.

General and administrative expenses were $14.0 million for the three months ended March 31, 2026, compared to $14.1 million for the same period in 2025. The decrease was primarily due to decreased expenses related to legal and patent services and stock-based compensation, partially offset by increased expenses related to consulting, salaries and benefits and scientific and disease education.

For the three months ended March 31, 2026, Viking reported a net loss of $158.3 million, or $1.37 per share, compared to a net loss of $45.6 million, or $0.41 per share, in the corresponding period in 2025. The increase in net loss for the three months ended March 31, 2026, was primarily due to increased research and development expenses, partially offset by decreased general and administrative expenses compared to the same period in 2025.

Balance Sheet as of March 31, 2026

At March 31, 2026, Viking held cash, cash equivalents and short-term investments of $603 million, compared to $706 million as of December 31, 2025.

Conference Call

Management will host a conference call to discuss Viking's first quarter 2026 financial results today at 4:30 pm Eastern. To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until May 6, 2026, by dialing (855) 669-9658 from the U.S. and Canada, or (412) 317-0088 and entering conference ID # 2410242. Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking's website at http://ir.vikingtherapeutics.com/webcasts. An archive of the webcast will also be available on the Webcasts page of Viking's website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders. Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives. Viking's clinical programs include VK2735, a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors for the potential treatment of various metabolic disorders. The company is evaluating its subcutaneous formulation of VK2735 in a Phase 3 obesity program that includes two Phase 3 clinical trials (VANQUISH-1 and VANQUISH-2). Data from a Phase 1 and a Phase 2 trial evaluating subcutaneous VK2735 demonstrated an encouraging safety and tolerability profile as well as positive signs of clinical benefit. Concurrently, the company is evaluating an oral formulation of VK2735 in obesity. Viking is also developing VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders. The compound successfully achieved both the primary and secondary endpoints in a Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis. In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo. The company's newest program is evaluating a series of internally developed dual amylin and calcitonin receptor agonists (or DACRAs) for the treatment of obesity and other metabolic disorders. In the rare disease space, Viking is developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD). In a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD, VK0214 was shown to be safe and well-tolerated, while driving significant reductions in plasma levels of very long-chain fatty acids (VLCFAs) and other lipids, as compared to placebo.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its clinical and preclinical development programs, anticipated timing for reporting clinical data and cash resources. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2735, VK0214, VK2809, and the company's other incretin and other receptor agonists; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission including Viking's Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenues	$—	$—
Operating expenses:
Research and development	150,150	41,391
General and administrative	13,975	14,078
Total operating expenses	164,125	55,469
Loss from operations	(164,125)	(55,469)
Other income (expense):
Amortization of financing costs	—	(24)
Interest income, net	5,800	9,864
Total other income, net	5,800	9,840
Net loss	(158,325)	(45,629)
Other comprehensive loss, net of tax:
Unrealized (loss) gain on securities	(1,250)	563
Foreign currency translation gain	16	9
Comprehensive loss	$(159,559)	$(45,057)
Basic and diluted net loss per share	$(1.37)	$(0.41)
Weighted-average shares used to compute basic and diluted net loss per share	115,568	112,069

Viking Therapeutics, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	March 31, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$118,116	$165,810
Short-term investments – available-for-sale	484,848	539,929
Prepaid clinical trial and preclinical study costs	4,021	8,053
Prepaid expenses and other current assets	1,224	1,806
Total current assets	608,209	715,598
Right-of-use assets	—	85
Deposits	33	46
Total assets	$608,242	$715,729
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$67,183	$53,251
Other accrued liabilities	39,142	23,279
Lease liability, current	—	137
Total current liabilities	106,325	76,667
Total liabilities	106,325	76,667
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at March 31, 2026 and December 31, 2025; no shares issued and outstanding at March 31, 2026 and December 31, 2025	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at March 31, 2026 and December 31, 2025; 115,893,943 shares issued and outstanding at March 31, 2026 and 114,793,067 shares issued and outstanding at December 31, 2025	1	1
Additional paid-in capital	1,508,643	1,486,229
Accumulated deficit	(1,005,871)	(847,546)
Accumulated other comprehensive loss	(856)	378
Total stockholders’ equity	501,917	639,062
Total liabilities and stockholders’ equity	$608,242	$715,729

Contacts:

Viking Therapeutics

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Jennifer Arcure (Media)

917-603-0681

jarcure@vidasp.com